                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

      Filed by the Registrant / /
      Filed by a Party other than the Registrant / /

      Check the appropriate box:
      / /        Preliminary Proxy Statement
      / /        Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
      /X/        Definitive Proxy Statement
      / /        Definitive Additional Materials
      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                    PRO BUSINESS SERVICES, INC.
      -----------------------------------------------------------------------
                 (Name of Registrant as Specified In Its Charter)

      -----------------------------------------------------------------------
           (Name of Person(s) Filing Proxy Statement, if other than the
                                    Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
/ /        Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.
           (1)  Title of each class of securities to which transaction applies:
                ----------------------------------------------------------
           (2)  Aggregate number of securities to which transaction
                applies:
                ----------------------------------------------------------
           (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
                ----------------------------------------------------------
           (4)  Proposed maximum aggregate value of transaction:
                ----------------------------------------------------------
           (5)  Total fee paid:
                ----------------------------------------------------------
/ /        Fee paid previously with preliminary materials.
/ /        Check box if any part of the fee is offset as provided by
           Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
           Schedule and the date of its filing.
           (1)  Amount Previously Paid:
                ----------------------------------------------------------
           (2)  Form, Schedule or Registration Statement No.:
                ----------------------------------------------------------
           (3)  Filing Party:
                ----------------------------------------------------------
           (4)  Date Filed:
                ----------------------------------------------------------

[PROBUSINESS LOGO]

                                                      ProBusiness Services, Inc.
                                                               4125 Hopyard Road
                                                            Pleasanton, CA 94588

Dear Stockholder:

    I am pleased to invite you to the Annual Meeting of Stockholders of ProBusiness Services, Inc. The meeting will be held Thursday, November 16, 2000, at 9:00 a.m., local time, at the Pleasanton Hilton located at 7050 Johnson Drive, Pleasanton, California.

    At this meeting, Stockholders will be asked to elect Class III directors and to ratify the selection of Ernst & Young LLP as the Company's independent auditors for fiscal year 2001. The accompanying Notice and Proxy Statement describes these proposals. I encourage you to read this information carefully.

    I am very pleased you have chosen to invest in ProBusiness Services, Inc. Your vote is important, regardless of how many shares you own. Please take a few minutes now to vote your Proxy by following the instructions on the enclosed proxy card.

Sincerely,

[LOGO]

Thomas H. Sinton
CHAIRMAN OF THE BOARD,
PRESIDENT, CHIEF EXECUTIVE
OFFICER AND DIRECTOR

                               [PROBUSINESS LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON NOVEMBER 16, 2000

                            ------------------------

To the Stockholders:

    Notice is hereby given that the 2000 Annual Meeting of Stockholders (the "Annual Meeting") of ProBusiness Services, Inc., a Delaware corporation (the "Company"), will be held on Thursday, November 16, 2000 at 9:00 a.m., local time, at the Pleasanton Hilton, 7050 Johnson Drive, Pleasanton, California, for the following purposes:

    1.  To elect the Class III directors to serve for terms of three years.

    2. To ratify the appointment of Ernst & Young LLP as independent accountants of the Company for the fiscal year ending June 30, 2001.

    3. To transact such other business as may properly come before the meeting or any adjournment thereof.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on October 2, 2000 are entitled to notice of, and to vote at, the Annual Meeting.

    All stockholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to vote your Proxy as promptly as possible by following the instructions on the enclosed proxy card. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy card, voted by phone or voted on-line.

                                          By Order of the Board of Directors

                                          [LOGO]

                                          Steven E. Klei
                                          EXECUTIVE VICE PRESIDENT, FINANCE,
                                          CHIEF FINANCIAL OFFICER AND SECRETARY

Pleasanton, California
October 10, 2000

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO VOTE YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

                           PROBUSINESS SERVICES, INC.

                                ----------------

                                PROXY STATEMENT
                                    FOR THE
                      2000 ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                               PROCEDURAL MATTERS

GENERAL

    The enclosed Proxy is solicited on behalf of the Board of Directors of ProBusiness Services, Inc., a Delaware corporation (the "Company"), for use at the 2000 Annual Meeting of Stockholders (the "Annual Meeting") to be held on Thursday, November 16, 2000 at 9:00 a.m., local time, and at any postponement or adjournment thereof, for the purposes set forth in the Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Pleasanton Hilton, 7050 Johnson Drive, Pleasanton, California. The Company's principal executive offices are located at 4125 Hopyard Road, Pleasanton, California 94588, and its telephone number at that location is (925) 737-3500.

    This Proxy Statement and the enclosed proxy card were mailed on or about October 10, 2000, together with the Company's 2000 Annual Report to Stockholders, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE

    Stockholders of record at the close of business on October 2, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 23,620,446 shares of the Company's common stock, $0.001 par value (the "Common Stock"), and 1,132,075 shares of the Company's preferred stock, $0.001 par value (the "Preferred Stock") were issued and outstanding and entitled to be voted at the Annual Meeting. For information regarding security ownership by management and by the beneficial owners of more than 5% of the Company's Common Stock, see "Security Ownership of Certain Beneficial Owners and Management." The closing price of the Company's Common Stock on the Nasdaq National Market on the Record Date was $30.00 per share.

REVOCABILITY OF PROXIES

    Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a date later than that of the previously submitted proxy, or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

    Each stockholder is entitled to one vote for each share of Common Stock and each share of Preferred Stock on an as-converted to Common Stock basis held on the Record Date on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

    The cost of soliciting proxies will be borne by the Company. The Company may reimburse brokerage firms and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of the Company's directors, officers and regular employees, without additional compensation, personally or by telephone, telegram, letter or facsimile.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

    The presence at the Annual Meeting, either in person or by proxy, of the holders of a majority of the shares of Common Stock and Preferred Stock (on an as-converted to Common Stock basis) entitled to vote shall constitute a quorum for the transaction of business. The Company intends to include abstentions and broker non-votes as present for purposes of establishing a quorum for the transaction of business and to include abstentions and to exclude broker non-votes from the calculation of shares entitled to vote with respect to any proposal for which authorization to vote was withheld.

PROCEDURE FOR SUBMITTING STOCKHOLDER PROPOSALS

    Any proposal of a stockholder of the Company which is intended to be presented by such stockholder at the Company's 2001 Annual Meeting of Stockholders, either pursuant to inclusion in the proxy statement and form of proxy relating to such meeting or otherwise, must be received by the Secretary of the Company no later than June 12, 2001. The submission of a Stockholder proposal does not guarantee that it will be included in the Company's proxy statement.

    The Company's Bylaws provide that a stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder,
(iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), in his capacity as a proponent to a stockholder proposal. In addition, such stockholder's notice shall set forth as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director:
(i) the name, age, business address and residence address of such person,
(ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation which are beneficially owned by such person,
(iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder and (v) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

                                 PROPOSAL NO. 1
                        ELECTION OF CLASS III DIRECTORS

DIRECTORS AND NOMINEES FOR CLASS III DIRECTORS

    The Company's Board of Directors currently consists of five members who are divided into three classes serving staggered terms. Class I consists of one director; Class II and Class III consist of two directors each. The Class III directors will be elected at the Annual Meeting for terms of three years.

    The Board of Directors has selected the nominees listed below to be re-elected at the Annual Meeting as Class III directors. Unless otherwise instructed, the proxy holders will vote the proxies received by them for these nominees. In the event that the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy; however, the Company has no reason to believe that the listed nominees will be unable or will decline to serve as directors. The directors elected at this Annual Meeting will serve until the term of that director's class expires in 2003 or until such director's successor has been elected and qualified.

    The name of the nominees for Class III directors and the names of each of the other directors of the Company whose term of office continues after the Annual Meeting, their ages as of October 2, 2000, and certain other related information are set forth below. There are no family relationships between any director, executive officer or the nominees.

NAME                                                       AGE      POSITION WITH THE COMPANY
----                                                     --------   -------------------------
NOMINEES FOR CLASS III DIRECTORS FOR A TERM EXPIRING IN
  2003
Ronald W. Readmond.....................................     57      Director
Thomas P. Roddy........................................     65      Director

CLASS I DIRECTOR WHOSE TERM EXPIRES IN 2001
Thomas H. Sinton.......................................     52      Chairman of the Board,
                                                                    President, Chief Executive
                                                                    Officer and Director

CLASS II DIRECTORS WHOSE TERM EXPIRES IN 2002
William T. Clifford....................................     54      Director
David C. Hodgson.......................................     43      Director

    MR. SINTON, founder of the Company, has served as a Director of the Company since the Company's incorporation in October 1984. Since March 1993, Mr. Sinton has served as the President and Chief Executive Officer of the Company. Since December 1996 and for a period between September 1989 and February 1993, Mr. Sinton served as Chairman of the Board. Mr. Sinton holds a B.A. degree in English Literature, Magna Cum Laude, from Harvard University, a M.S. degree in Food Science from the University of California at Davis and an M.B.A. degree from Stanford University. Mr. Sinton received a Fulbright Fellowship to study at the University of Vienna in Vienna, Austria.

    MR. CLIFFORD has served as a Director of the Company since August 1997.
Mr. Clifford has served as Chairman of Warrantycheck.com since November 1999. Mr. Clifford served as the Chief Executive Officer of Gartner Group, Inc. from January 1999 to October 1999 and as President of Gartner Group, Inc. since October 1997. From April 1995 to January 1999, he was the Chief Operating Officer of Gartner Group, Inc., and from October 1993 to September 1997, he was Executive Vice President, Operations of Gartner Group, Inc. From December 1988 to October 1993, Mr. Clifford held various positions at Automatic Data Processing, Inc., including President of National Accounts and Corporate Vice President, Information Services. Mr. Clifford holds a B.A. degree in Economics from the University of Connecticut.

    MR. HODGSON has served as a Director of the Company since March 1997.
Mr. Hodgson is a Managing Member of General Atlantic Partners LLC ("GAP LLC") and has been with GAP LLC since 1982. Mr. Hodgson is also a director of Baan Company, N.V., a publicly-traded software company, Atlantic Data
Services, Inc., a publicly-traded information technology consulting company, and several other privately-held software companies, in which GAP LLC or one of its affiliates is an investor. Mr. Hodgson holds an A.B. degree in Mathematics from Dartmouth College and an M.B.A. degree from Stanford University.

    MR. READMOND, who has served as a Director of the Company since
February 1997, will stand for re-election at the Annual Meeting. Mr. Readmond has served as Vice Chairman of Wit Capital Group Incorporated since June 2000. Mr. Readmond served as President and Chief Operating Officer of Wit Capital Group Incorporated from June 1998 to June 2000 and has been an advisor of Barbour Griffith & Rogers, a lobbying firm, and Chairman of International Equity Partners, L.P., a private equity and project development company since
January 1997. From August 1989 to December 1996, Mr. Readmond held various positions at Charles Schwab & Co. Inc., most recently serving as Vice Chairman. Mr. Readmond holds a B.A. degree in Economics from Western Maryland College.

    MR. RODDY, who has served as a Director of the Company since 1992, will stand for re-election at the Annual Meeting. Since 1988, Mr. Roddy has served as President and Chief Executive Officer of Lafayette Investments Inc., an investment banking and investment advisory company. Mr. Roddy holds a B.S. degree in Biochemistry from Villanova University.

    Mr. Hodgson was nominated and elected as a Director of the Company pursuant to an agreement entered into in March 1997 between the Company, GAP LLC and Thomas H. Sinton and his affiliates, in connection with the sale of Preferred Stock by the Company to GAP LLC. Under such agreement, GAP LLC and Mr. Sinton and his affiliates agreed to vote their shares to elect one director to the Board of Directors designated by GAP LLC until the 2000 annual meeting of the Company's shareholders. Mr. Hodgson's current term as a Class II director expires at the Company's 2002 annual meeting.

    Under the terms of the August 2000 investment by affiliates of GAP LLC in the Company's 6.9% Senior Convertible Preferred Stock, as long as GAP LLC or its affiliates own a majority of this Convertible Preferred Stock, the holders of the convertible Preferred Stock are entitled to elect one director to the Company's Board of Directors.

BOARD MEETINGS AND COMMITTEES

    The Board of Directors of the Company held a total of five meetings during fiscal 2000 excluding actions by unanimous written consent. Each incumbent director attended 100% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings of the committees upon which he or she served. Certain matters were approved by the Board of Directors and its committees by unanimous written consent. The Board of Directors of the Company has two standing committees: an Audit Committee and a Compensation Committee.

    The Audit Committee currently consists of Mr. Hodgson, Mr. Readmond and
Mr. Roddy, each of whom is independent of ProBusiness under applicable rules of the Securities and Exchange Commission and the Nasdaq National Market. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is attached as an appendix to this proxy statement. The Audit Committee is responsible for (i) recommending engagement of the Company's independent accountants, (ii) approving the services performed by such independent accountants, (iii) consulting with such accountants and reviewing with them the results of their examinations, (iv) reviewing and approving any material accounting policy changes affecting the Company's operating results,
(v) reviewing the Company's control procedures and personnel and (vi) reviewing and evaluating the Company's accounting principles and its system of internal accounting controls. The Audit Committee held four meetings during fiscal 2000.

    The composition of the Audit Committee and the attributes of its members, and the responsibilities of the Audit Committee as reflected in its charter, are intended to be in accord with Securities and Exchange Commission rules and Nasdaq listing requirements adopted in December 1999 with regard to corporate audit committees.

    The Compensation Committee currently consists of Mr. Hodgson and
Mr. Readmond. The Compensation Committee is responsible for (i) reviewing and approving the compensation and benefits for the Company's officers and other employees, (ii) administering the Company's stock option plans and (iii) making recommendations to the Board of Directors regarding such matters. The Compensation Committee held one meeting during fiscal year 2000.

DIRECTOR COMPENSATION

    Directors who are not officers of the Company each receive an annual retainer of $15,000, in addition to $1,000 for attendance at each Board of Directors' meeting and $500 for attendance at each committee meeting. Officers of the Company do not receive additional compensation for attendance at Board of Directors' meetings or committee meetings.

    Certain directors have been granted options to purchase Common Stock in the past, and options may be granted to Directors of the Company in the future. In fiscal year 2000, Mr. Clifford, Mr. Hodgson, Mr. Readmond and Mr. Roddy all received options to purchase 10,000 shares of the Company's Common Stock, at an exercise price of $20.50 per share. In fiscal year 1998, Mr. Clifford and Mr. Hodgson each received options to purchase 22,500 shares of the Company's Common Stock, at an exercise price of $6.00 per share. In fiscal year 1997, Mr. Readmond received options to purchase 22,500 shares of the Company's Common Stock, at an exercise price of $4.83 per share. During the period extending from 1993 to fiscal 1996, Mr. Roddy received 93,750 shares of the Company's Common Stock, at exercise prices ranging from $0.16 to $2.63 per share.

REQUIRED VOTE

    The nominees for Class III directors receiving the highest numbers of affirmative votes of the shares entitled to be voted shall be elected to the Board of Directors. Votes withheld are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they otherwise have no legal effect under Delaware law in connection with the election of directors.

RECOMMENDATION: THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE ELECTION OF MR. READMOND AND MR. RODDY.

                                 PROPOSAL NO. 2
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    The Board of Directors has selected Ernst & Young LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending June 30, 2001. Ernst & Young LLP has been the Company's auditors since June 1996. Representatives of Ernst & Young LLP are expected to attend the Annual Meeting to make a statement and respond to appropriate questions.

REQUIRED VOTE

    The Board of Directors has conditioned its appointment of the Company's independent accountants upon the receipt of the affirmative vote by the holders of a majority of the Common Stock and Preferred Stock (on an as-converted to Common Stock basis) present in person or represented by proxy and entitled to vote at the Annual Meeting. In the event that the stockholders do not approve the selection of Ernst & Young LLP, the appointment of the independent accountants will be reconsidered by the Board of Directors.

RECOMMENDATION: THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table sets forth certain information regarding the beneficial ownership of Common Stock of the Company, as of June 30, 2000, by (a) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock, (b) each director and nominee for director,
(c) each of the executive officers named in the Summary Compensation Table, and
(d) all directors and executive officers of the Company as a group. Unless otherwise noted in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investing power with respect to all shares of Common Stock indicated as being beneficially owned by them and officers and directors can be contacted at the principal office of the Company.

                                                    NUMBER OF SHARES      PERCENT OF
NAME OF BENEFICIAL OWNER                          BENEFICIALLY OWNED(1)     TOTAL
------------------------                          ---------------------   ----------
Thomas H. Sinton(2).............................        3,407,242            14.4%
General Atlantic Partners, LLC(3)...............        2,674,199            11.3%
Jeffrey M. Bizzack(4)...........................          169,107               *
Jerry Blalock(5)................................           34,200               *
Steven E. Klei(6)...............................           75,138               *
William T. Clifford(7)..........................           16,875               *
David C. Hodgson(3).............................        2,691,074            11.4%
Ronald W. Readmond(8)...........................           31,944               *
Thomas P. Roddy(9)..............................          194,384               *
All Named Executive Officers and directors as a
  group (8 persons)(10).........................        6,619,964            28.1%

------------------------

   * Represents beneficial ownership of less than one percent.

 (1) Based on 23,584,027 shares of Common Stock outstanding as of June 30, 2000. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days of June 30, 2000 upon the exercise of warrants or vested options. Calculations of percentage of beneficial ownership assume the exercise by only the respective named stockholder of all options and warrants for the purchase of Common Stock held by such stockholder, which are exercisable within 60 days of June 30, 2000.

 (2) Includes 56,094 shares issuable upon exercise of vested options, shares held by the Silas D. Trust Estate, the Silas Jack Sinton Family Trust, the Thomas H. Sinton and Jane Nibley Sinton 1989 Irrevocable Trust and Jane N. Sinton as a custodian for minor children. Also includes 500,000 of the 1,000,000 shares held by InterPro Holdings, LLC of which Mr. Sinton owns a 50% membership interest.

 (3) Includes 1,851,009 shares held by General Atlantic Partners 39, L.P. ("GAP 39"), 323,190 shares held by GAP Coinvestment Partners, L.P. ("GAP Coinvestment") and 500,000 shares held by InterPro Holdings, LLC ("InterPro Holdings"). Does not include 1,132,075 shares of 6.9% Senior Convertible Preferred Stock of the Company purchased by General Atlantic Partners, LLC ("GAP LLC") and its affiliates on August 1, 2000. David C. Hodgson is a managing member of GAP LLC and a general partner of each of GAP Coinvestment Partners, L.P. ("GAPCO I") and GAP Coinvestment Partners II, L.P. ("GAPCO II"). GAP LLC is the general Partner of GAP 39 and General Atlantic Partners 70, L.P. ("GAP 70"). GAP LLC is also the managing member of GapStar, LLC ("GapStar"). The managing members of GAP LLC are also the general partners of each of GAPCO I and GAPCO II. InterPro Holdings owns one million shares of common stock of the Company and GAP 39, General Atlantic Partners 59, L.P. ("GAP 59"), GAPCO I and GAPCO II own, in aggregate, 50% of the membership interest in InterPro Holdings. Thomas Sinton owns the remaining 50% of the membership interest in InterPro Holdings. GAP 39, GAP 59, GAP 70, GapStar, GAP LLC, GAPCO

     I and GAPCO II (collectively, "General Atlantic") are a "group" within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended. Mr. Hodgson disclaims beneficial ownership of all such securities except to the extent of his pecuniary interest therein. In addition, Mr. Hodgson owns directly 13,125 shares of common stock of the Company and holds options to purchase 19,375 share of common stock of the Company, of which 3,750 are vested. The address of Mr. Hodgson and General Atlantic is c/o General Atlantic Service Corporation, 3 Pickwick Plaza, Greenwich, Connecticut 06830.

 (4) Includes 34,219 shares issuable upon exercise of vested options held by Mr. Bizzack.

 (5) Includes 33,750 shares issuable upon exercise of vested options held by Mr. Blalock.

 (6) Includes 54,266 shares issuable upon exercise of vested options held by Mr. Klei.

 (7) Includes 16,875 shares issuable upon exercise of vested options held by Mr. Clifford.

 (8) Includes 22,500 shares issuable upon exercise of vested options held by Mr. Readmond.

 (9) Includes (i) 119,377 shares held by Thomas P. Roddy, (ii) 4,800 shared held by Thomas P. Roddy and Mary W. Roddy and (iii) 70,207 shares held by Guarantee and Trust Co.

 (10) Includes 221,454 shares issuable upon exercise of vested options.

                         EXECUTIVE OFFICER COMPENSATION

SUMMARY COMPENSATION TABLE

    The following table sets forth the compensation paid to the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company determined as of the end of the last fiscal year (referred to herein as the "Named Executive Officers") for services rendered to the Company in all capacities during the last three fiscal years.

                                                                                           LONG-TERM
                                                                                         COMPENSATION
                                                                                            AWARDS
                                                                                         -------------
                                                             ANNUAL COMPENSATION          SECURITIES
                                                       -------------------------------    UNDERLYING
NAME AND PRINCIPAL POSITION                              YEAR     SALARY($)   BONUS($)   OPTIONS(#)(1)
---------------------------                            --------   ---------   --------   -------------
Thomas H. Sinton.....................................    2000     $300,000    $121,500       62,500
  Chairman of the Board, President, Chief Executive      1999      300,000     162,000       30,000
  Officer and Director                                   1998      181,250     120,000       52,500

Jeffrey M. Bizzack...................................    2000      237,500     152,500      250,000
  Executive Vice President, Sales and Services           1999      200,000     185,000       22,500
                                                         1998      150,000     115,000       30,000

Jerry W. Blalock (2).................................    2000      292,752     109,614      250,000
  Executive Vice President, and Group General Manager    1999      196,875     108,000       67,500
                                                         1998           --          --           --

Steven E. Klei.......................................    2000      237,495      90,000      250,000
  Executive Vice President, Finance and Chief Finance    1999      200,000      96,000       18,750
  Officer and Secretary                                  1998      150,000      50,000       30,000

Robert E. Schneider (3)..............................    2000      113,010          --           --
  Senior Vice President, Product Development and         1999      200,000      96,000       18,750
  Chief Technical Officer                                1998      150,000      75,000       15,000

------------------------

(1) The options granted are immediately exercisable, but are subject to repurchase in the event the optionee's employment with the Company ceases for any reason. The options generally vest over four years as follows: 25% of the shares one year from the grant date and as to 1/48th of the shares in each successive month thereafter, with full vesting occurring on the fourth anniversary date. The options have a term of ten years, subject to earlier termination in certain situations related to termination of employment.

    The options granted in fiscal 2000 vest either (1) over five years as follows: 20% of the shares one year from the grant date and 1/60th of the shares in each successive month thereafter, with full vesting occurring on the fifth anniversary date or (2) four years from grant date; shares may vest early depending upon company performance.

(2) Mr. Blalock's employment with the Company commenced in August 1998. Fiscal year 2000 salary includes 49,000 of relocation compensation.

(3) Mr. Schneider left the Company in January 2000.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth information regarding stock options granted during the fiscal year ended June 30, 2000 to each of the Named Executive Officers.

                   OPTION GRANTS IN YEAR ENDED JUNE 30, 2000

                                              INDIVIDUAL GRANTS
                              --------------------------------------------------
                                           % OF TOTAL                               POTENTIAL REALIZABLE VALUE
                              NUMBER OF     OPTIONS                                  AT ASSUMED ANNUAL RATES
                              SECURITIES   GRANTED TO                              OF STOCK PRICE APPRECIATION
                              UNDERLYING   EMPLOYEES     EXERCISE                     FOR OPTION TERM($)(3)
                               OPTIONS     IN FISCAL     PRICE PER    EXPIRATION   ----------------------------
NAME                           GRANTED      2000(1)     SHARE($)(2)      DATE           5%             10%
----                          ----------   ----------   -----------   ----------   ------------   -------------
Thomas H. Sinton............    62,500        2.23        $ 20.50     10/19/2009    1,294,246       2,633,385
Jeffrey M. Bizzack..........   250,000        8.91        $18.375     10/13/2009    5,708,233      11,064,791
Jerry W. Blalock............   250,000        8.91        $18.375     10/13/2009    5,708,233      11,064,791
Steven E. Klei..............   250,000        8.91        $18.375     10/13/2009    5,708,233      11,064,791
Robert E. Schneider.........        --          --             --             --           --              --

------------------------

(1) Based on a total of options granted to all employees, consultants and directors during fiscal 2000.

(2) Represents the fair market value of the underlying Common Stock as determined by the Board of Directors on the date of grant.

(3) The potential realizable value at 5% and 10% appreciation is calculated by assuming that the last reported sales price of $26.563 per share on June 30, 2000 appreciates at the indicated rate for the remaining portion of the term of the option and that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent the Company's prediction of its stock price performance.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth, as to the Named Executive Officers, certain information concerning stock options exercised during fiscal 2000 and the number of shares subject to exercisable and unexercisable stock options as of June 30, 2000. The table also sets forth certain information with respect to the value of stock options held by such individuals as of June 30, 2000.

                    FISCAL YEAR AGGREGATED OPTION EXERCISES
                       AND FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED        IN-THE-MONEY OPTIONS AT
                                                         OPTIONS AT FISCAL YEAR-END        FISCAL YEAR-END(1)
                         SHARES ACQUIRED      VALUE      ---------------------------   ---------------------------
NAME                       ON EXERCISE     REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     ---------------   -----------   -----------   -------------   -----------   -------------
Thomas H. Sinton.......          --               --        52,657         92,343         516,030        570,592
Jeffrey M. Bizzack.....          --               --        32,032        270,468         440,505      2,228,385
Jerry W. Blalock.......          --               --        30,938        286,562              --      2,047,000
Steven E. Klei.........      12,500          359,208        52,235        268,515       1,019,098      2,228,385
Robert E. Schneider....      17,501          228,261            --             --              --             --

------------------------

(1) The amount set forth represents the difference between the closing Common Stock share price of $26.563 on June 30, 2000, as reported by the Nasdaq National Market, and the applicable exercise price, multiplied by the applicable number of options.

                              CERTAIN TRANSACTIONS

RELATED TRANSACTIONS AND COMMERCIAL RELATIONSHIPS

    Thomas H. Sinton and certain affiliates of GAP LLC are the principal stockholders of InterPro Business Solutions, Inc., a Delaware corporation ("InterPro"), which in April 1998 purchased rights to certain early-stage travel and entertainment expense processing software. Mr. Sinton is the President, Chief Executive Officer and Chairman of the Board of the Company. David C. Hodgson, a director of the Company, is a managing member of GAP LLC, affiliates of which hold more than 5% of the Company's outstanding stock. Because
Mr. Sinton and Mr. Hodgson are officers and directors of the Company, their investment in InterPro was required to be, and was, approved by the disinterested directors of the Company. Any future transaction or relationship between the Company and InterPro would be entered into on an arms-length basis and would be approved by the Company's disinterested directors.

    Pursuant to the 6.9% Senior Convertible Preferred Stock Purchase Agreement, GAP LLC and certain of its affiliates purchased an aggregate of 1,132,075 shares of 6.9% Senior Convertible Preferred Stock from ProBusiness on August 1, 2000 for an aggregate purchase price of $30,000,000. Mr. Hodgson is a Managing Member of General Atlantic Partners, LLC.

    Pursuant to the Sublease and Service Agreement dated July 20, 1999, the Company leases certain real property to InterPro. InterPro's monthly lease payment to the Company equals $792 per InterPro employee. As of September 30, 2000, InterPro had 42 employees located in Pleasanton. The lease will expire on April 3, 2001.

    Pursuant to an agreement dated November 1, 1999, InterPro uses the Company's development platform to build its new product versions, and the Company has the ability to sell InterPro's products and services to its customers. Pursuant to the terms of this agreement, InterPro pays the Company a monthly fee of $12,500.

    Lafayette Investments Inc., an investment banking and investment advisory company, provided investment advisory services to the Company from August 1999 to February 2000. Mr. Roddy is the President and Chief Executive Officer of Lafayette Investments Inc. and is also a director of the Company.

LOANS TO OFFICERS

    On January 31, 1997, the Company loaned $250,000 under a full recourse note agreement at an interest rate of 6.1% per year to Jeffrey M. Bizzack, an executive officer of the Company, to permit

Mr. Bizzack to purchase a residence. Accrued interest must be paid on a monthly basis beginning two years from the date of the note. All principal and accrued but unpaid interest is due January 31, 2001 unless Mr. Bizzack's employment with the Company terminates, in which case, the note may become due earlier. As of June 30, 2000, Mr. Bizzack had not paid any amount on the note.

    On September 8, 1998, the Company loaned $250,000 under a full recourse note agreement at an interest rate of 5.42% per year to Jerry W. Blalock, an executive officer of the Company, to permit Mr. Blalock to purchase a residence. All principal and accrued but unpaid interest is due September 8, 2001 unless Mr. Blalock's employment with the Company terminates, in which case, the note may become due earlier. As of June 30, 2000, Mr. Blalock had not paid any amount on the note.

    On November 20, 1998, the Company loaned $450,000 to William M. Hewitt, an executive of the Company, under full recourse note agreements with an interest rate of 5.42% per year. The notes were to permit Mr. Hewitt to purchase a residence. Principal and interest under the notes is due in two installments of $200,000 and $250,000 plus interest on November 20, 2000 and November 20, 2003, respectively. During fiscal year 2000, Mr. Hewitt paid the principal balance of $200,000 on the note due November 20, 2000. As of June 30, 2000 Mr. Hewitt had not paid any amount on the note due November 20, 2003.

    On April 12, 2000, the Company loaned $250,000 to John R. Tangney, an executive of the Company, under a full recourse note agreement at an interest rate of 6.46% per year. All principal and accrued but unpaid interest is due on April 12, 2004 unless Mr. Tangney's employment with the Company terminates, in which case, the note may become due earlier. As of June 30, 2000, Mr. Tangney has not paid any amount on the note.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

    The Company has entered into employment agreements with certain of its executive officers. These agreements set forth varying severance pay arrangements and provide for acceleration of certain unvested options in the event the executive officer is terminated without cause. The agreements provide for accelerated vesting of certain unvested options in the event of a change of control, as well as accelerated vesting of any remaining unvested options in the event the executive officer is involuntarily terminated following such change of control.

INDEMNIFICATION

    The Company's certificate of incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's bylaws provide that it may indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. ProBusiness has also entered into indemnification agreements with its officers and directors containing provisions that may require it, among other things, to indemnify such officers and directors against certain liabilities that may arise.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors and greater than 10% stockholders are required by SEC rules to furnish the Company with copies of all forms they file. Based solely on its review of the copies of such forms received by the Company and written representations from certain reporting persons, the Company believes that, during fiscal 2000, all
Section 16(a) filing requirements applicable to its executive officers, directors and 10% stockholders were complied with except that Form 3 was filed late for Jerry Blalock in September 1999.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Compensation Committee was formed in November 1996 and is currently composed of Messrs. Hodgson and Readmond. No interlocking relationship exists between any member of the Company's Compensation Committee and any member of any other company's board of directors or compensation committee.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

    The Compensation Committee of the Board of Directors (the "Committee") was established in November 1996 and is responsible for reviewing the compensation and benefits for the Company's executive officers, as well as supervising and making recommendations to the Board on compensation matters generally. The Committee also administers the Company's stock plans.

COMPENSATION PHILOSOPHY AND POLICY

    The policy of the Committee is to attract and retain executive officers and employees through the payment of competitive base salaries and to encourage and reward performance through bonuses and stock ownership. The objectives of the Committee are to:

    - attract, retain and motivate highly qualified executive officers and employees who contribute to the long-term success of the Company;

    - align the compensation of executive officers with business objectives and performance; and

    - align incentives for executive officers with the interests of stockholders in maximizing value.

    The Company has taken the necessary steps to conform its compensation practices to comply with the $1 million compensation deduction cap under
Section 162(m) of the Internal Revenue Code, as amended.

ELEMENTS OF COMPENSATION

    Compensation for executive officers includes both cash and equity elements.

    Cash compensation consists of (i) base salary which is determined on the basis of the level of responsibility, expertise and experience of the executive officer, taking into account competitive conditions in the industry and
(ii) cash bonuses subject to meeting all or a portion of targeted objectives.

    Ownership of the Company's Common Stock is a key element of executive compensation. Executive officers and other employees of the Company are eligible to participate in the 1996 Stock Option Plan (the "Option Plan") and the 1997 Employee Stock Purchase Plan (the "Purchase Plan"). The Option Plan permits the Board of Directors or the Committee to grant stock options to employees on such terms as the Board or the Committee may determine. The Committee is currently administering stock option grants to all employees. In determining the size of a stock option grant to a new executive officer or other employee, the Committee takes into account equity participation by comparable employees within the Company, external competitive circumstances and other relevant factors. Additional options may be granted to current executive officers and employees to reward exceptional performance or to provide additional unvested equity incentives. Options typically vest over a four year period and thus require the employee's continuing service to the Company. The Purchase Plan permits employees to acquire Common Stock of the Company through payroll deductions and promotes broad-based equity participation throughout the

Company. The Committee believes that such stock plans align the interests of the employees with the long-term interests of the stockholders.

    The Company also maintains a 401(k) retirement savings plan (the "401(k) Plan"). The 401(k) Plan provides that each participant may contribute up to 18% of his or her pre-tax gross compensation (up to a statutory prescribed annual limit of $10,500 in 2000).

FISCAL 2000 EXECUTIVE COMPENSATION

    Executive compensation for fiscal 2000 included base salary and incentive cash bonuses based upon achievement of corporate goals, individual performance goals and financial performance goals. Executive officers, like other employees, were eligible for option grants under the Option Plan and to participate in the Purchase Plan.

CHIEF EXECUTIVE OFFICER COMPENSATION FOR FISCAL 2000

    Thomas H. Sinton founded the Company in 1984 and has served as President and Chief Executive Officer since March 1993. In fiscal 2000, Mr. Sinton earned $300,000 in salary and $121,500 in bonus awards. Mr. Sinton's salary and bonus were based on the same factors considered for each executive officer, as previously described.

EMPLOYMENT AGREEMENTS

    Mr. Klei, Mr. Bizzack and Mr. Blalock have entered into employment agreements with the Company. These agreements specify the terms of employment; including pay factors listed above. The agreements provide that employment shall be at will, but if employment is terminated without cause, the executive officer is entitled to a single, lump-sum payment equal to twelve (12) months of the executive officer's salary, and whichever causes the greatest number of shares to vest under all outstanding options issued to the executive officer under the Company's 1996 Stock Option Plan: (a) 50% of the unvested shares of the Company's common stock subject to the options, or (b) additional vesting that would have occurred had the executive officer continued to have been employed for one year from the date of such involuntary termination.

    In the event of a change of control (as defined in the employment agreement), up to 50% of the share of the Company's common stock subject to the options shall vest and become exercisable for a period of 120 days following such change of control. If, following such change of control, the executive officer's employment with the Company is terminated in an involuntary termination, the remaining 50% of the shares of the Company's common stock subject to the options shall vest and become exercisable for a period of 120 days following such termination.

                                         COMPENSATION COMMITTEE
                                          OF THE BOARD OF DIRECTORS

                                          David C. Hodgson
                                          Ronald W. Readmond

\

                            STOCK PERFORMANCE GRAPH

    The following graph compares the cumulative total return to stockholders on the Company's Common Stock with the cumulative total return of the Nasdaq Stock Market Composite Index and the Russell 2000 Index. The graph assumes that $100 was invested on September 19, 1997 (the date of the Company's initial public offering) in the Company's Common Stock, the Nasdaq Stock Market Composite Index and the Russell 2000 Index, assuming reinvestment of dividends, if any. No cash dividends have been declared or paid on the Company's Common Stock. Note that historic stock price performance is not necessarily indicative of future stock price performance.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                       AMONG PROBUSINESS SERVICES, INC.,
                         THE NASDAQ STOCK MARKET (U.S.)
                        INDEX AND THE RUSSELL 2000 INDEX

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

Dollars

          NASDAQ STOCK MARKET-US  RUSSELL 2000  PROBUSINESS
9/19/97                   100.00        100.00       100.00
12/31/97                   93.45         97.73       147.60
3/31/98                   109.24        107.49       189.15
6/30/98                   112.76        102.29       301.63
9/30/98                   100.80         81.31       329.07
12/31/98                  130.49         94.36       440.38
3/31/99                   146.48         88.92       406.50
6/30/99                   159.85        102.35       347.22
9/30/99                   163.43         95.56       260.11
12/31/99                  242.17        112.88       348.43
3/31/00                   272.13        120.56       249.83
6/30/00                   236.03        115.67       257.09

                                 OTHER MATTERS

    The Company knows of no other matters to be submitted at the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

    It is important that your shares be represented at the meeting, regardless of the number of shares held. You are, therefore, urged to vote your Proxy, at your earliest convenience by following the instructions on the enclosed proxy card.

                                          THE BOARD OF DIRECTORS

Pleasanton, California
October 10, 2000

                                   APPENDIX A

                        CHARTER FOR THE AUDIT COMMITTEE
                           OF THE BOARD OF DIRECTORS
                                       OF
                           PROBUSINESS SERVICES, INC.

PURPOSE:

    The purpose of the Audit Committee of the Board of Directors of ProBusiness Services, Inc. (the "Company") shall be:

    - to provide oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

    - to provide the Company's Board of Directors with the results of its monitoring and recommendations derived therefrom;

    - to nominate to the Board of Directors independent auditors to audit the Company's financial statements and oversee the activities and independence of the auditors; and

    - to provide to the Board of Directors such additional information and materials as it may deem necessary to make the Board of Directors aware of significant financial matters that require the attention of the Board of Directors.

    The Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board of Directors may from time to time prescribe.

MEMBERSHIP:

    The Audit Committee members will be appointed by, and will serve at the discretion of, the Board of Directors and will consist of at least three members of the Board of Directors. On or before June 14, 2001, the members will meet the following criteria:

    1. Each member will be an independent director, in accordance with the Nasdaq National Market Audit Committee requirements;

    2. Each member will be able to read and understand fundamental financial statements, in accordance with the Nasdaq National Market Audit Committee requirements; and

    3. At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a chief executive or financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

    The responsibilities of the Audit Committee shall include:

    - Providing oversight and monitoring of Company management and the independent auditors and their activities with respect to the Company's financial reporting process;

    - Recommending the selection and, where appropriate, replacement of the independent auditors to the Board of Directors;

    - Reviewing fee arrangements with the independent auditors;

    - Reviewing the independent auditors' proposed audit scope, approach and independence;

    - Reviewing the performance of the independent auditors, who shall be accountable to the Board of Directors and the Audit Committee;

    - Requesting from the independent auditors of a formal written statement delineating all relationships between the auditor and the Company, consistent with Independent Standards Board Standard No. 1, and engaging in a dialogue with the auditors with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditors;

    - Directing the Company's independent auditors to review before filing with the SEC the Company's interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

    - Discussing with the Company's independent auditors the matters required to be discussed by Statement on Accounting Standard No. 61, as it may be modified or supplemented;

    - Reviewing with management, before release, the audited financial statements and Management's Discussion and Analysis in the Company's Annual Report on Form 10-K;

    - Providing a report in the Company's proxy statement in accordance with the requirements of Item 306 of Regulation S-K and Item 7(e)(3) of
      Schedule 14A;

    - Reviewing the Audit Committee's own structure, processes and membership requirements; and

    - Performing such other duties as may be requested by the Board of Directors.

MEETINGS:

    The Audit Committee will meet at least quarterly. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors in advance.

    The Audit Committee will meet separately with the independent auditors as well as members of the Company's management as it deems appropriate in order to review the financial controls of the Company.

MINUTES:

    The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board of Directors.

REPORTS:

    Apart from the report prepared pursuant to Item 306 of Regulation S-K and
Item 7(e)(3) of Schedule 14A, the Audit Committee will summarize its examinations and recommendations to the Board from time to time as may be appropriate, consistent with the Committee's charter.

                                                    PROBUSINESS SERVICES, INC.

                                                      2000 ANNUAL MEETING OF
                                                           STOCKHOLDERS

                                                         NOVEMBER 16, 2000
                                                             9:00 A.M.
                                                         PLEASANTON HILTON
                                                         7050 JOHNSON DRIVE
                                                        PLEASANTON, CA 94588
















     PROBUSINESS SERVICES, INC.
     4125 HOPYARD ROAD, PLEASANTON, CA, 94588                             PROXY
-------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PROBUSINESS SERVICES, INC. FOR USE AT THE ANNUAL MEETING OF SHAREHOLDERS

The undersigned stockholder of ProBusiness Services, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated October 10, 2000 and hereby appoints Thomas H. Sinton and Steven E. Klei or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2000 Annual Meeting of Stockholders of ProBusiness Services, Inc. to be held on November 16, 2000 at 9:00 a.m., local time, at the Pleasanton Hilton, 7050 Johnson Drive, Pleasanton California, 94588 and at any postponement or adjournment thereof, and to vote all shares of Common Stock which undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

SEE REVERSE SIDE



                       SEE REVERSE FOR VOTING INSTRUCTIONS

                                                                     COMP. V #
                                                                     CONTROL #

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK *** EASY *** IMMEDIATE

- Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.

- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.

- Follow the simple instructions the Voice provides you.


VOTE BY INTERNET -- http://www.eproxy.com/prbz/-- QUICK *** EASY *** IMMEDIATE

- Use the Internet to vote your proxy 24 hours a day, 7 days a week.

- You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.


VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to ProBusiness Services, Inc., c/o Shareowner Services-SM-, P.O. Box 64873, St. Paul, MN 55164-0873.


                           -  PLEASE DETACH HERE  -

1.   Election of Class III Directors     01 Nominee:    Ronald W. Readmond       / / FOR ALL     / / WITHHOLD FROM
                                         03 Nominee:    Thomas P. Roddy              NOMINEES        ALL NOMINEES

     (INSTRUCTIONS: TO WITHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE,     /                                /
     WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)   /                                /

2.  Proposal to ratify the appointment of Ernst & Young LLP as independent     / / For    / / Against    / / Abstain
    auditors of the Company for the year ending June 30, 2001.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF
THE NOMINATED CLASS III DIRECTORS; (2) FOR RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS; AND (3)
AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY COME BEFORE THE MEETING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAMES OF TWO OR MORE PERSONS,
EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES.
IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING
TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE PREPAID IF
MAILED IN THE UNITED STATES.


                                                              Dated:                          , 2000
                                                                     -------------------------

                                                            -----------------------------------------------------


                                                            -----------------------------------------------------

                                                            Signature(s) in Box
                                                            (If there are co-owners both must sign)

                                                            NOTE: (THIS PROXY SHOULD BE MARKED, SIGNED BY THE
                                                            STOCKHOLDER(S) EXACTLY AS HIS OR HER NAME APPEARS
                                                            HEREON, AND RETURNED PROMPTLY IN THE ENCLOSED ENVELOPE.
                                                            PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD SO
                                                            INDICATE. IF SHARES ARE HELD BY JOINT TENANTS OR AS
                                                            COMMUNITY PROPERTY, BOTH SHOULD SIGN.)